Exhibit 99

Restaurant Brands International Inc. and Restaurant Brands International

Limited Partnership Announce Initial Receipt of Exchange Notices and

Intent to Use $300 Million in Cash to Repurchase Units

Oakville, Ontario – December 3, 2015 – Restaurant Brands International Inc. (“RBI”) (TSX:QSR; NYSE:QSR) and Restaurant Brands International Limited Partnership (“RBI LP”) (TSX:QSP) announced today the receipt of initial Exchange Notices related to units of RBI LP. In connection with the creation of RBI in December of 2014, shareholders of Burger King Worldwide Inc. had the ability to elect to receive units in RBI LP in lieu of shares of RBI. Units in RBI LP can be sold in the open market and are exchangeable for shares of RBI on a 1:1 basis. The exchange of RBI LP units for shares of RBI is subject to a one year restriction period, which ends on December 12, 2015. Approximately 265 million RBI LP units are currently outstanding.

RBI has received Exchange Notices representing 30.9 million units, including 25.7 million units held by 3G Restaurant Brands Holdings LP (“RBH”), an affiliate of 3G Capital Partners (“3G Capital”). The units represented by the Exchange Notices from RBH comprise approximately 10.5% of RBH’s current holdings in RBI and do not include any RBI LP units owned directly or indirectly by the partners of 3G Capital.

Pursuant to the limited partnership agreement, RBI LP will satisfy the initial Exchange Notices by repurchasing 8.15 million RBI LP units in exchange for approximately $300 million in excess cash and exchanging 22.8 million RBI LP units for the same number of newly issued RBI shares. The exchange requests received to date will be satisfied on or after December 14, 2015, and the repurchase of RBI LP units for cash will be based on the 20-day volume weighted average price of RBI shares traded on the NYSE in US dollars, per the terms of the limited partnership agreement.

Daniel Schwartz, RBI CEO, commented “We continue to be encouraged by the progress we have made in our first full year as RBI and are excited about the prospects for the TIM HORTONS® and BURGER KING® brands in the years to come. The repurchase of 8.15 million RBI LP units is reflective of the confidence we have in our business and is consistent with our balanced approach to capital allocation. We are very pleased to have the continued long-term support from 3G Capital and its partners, who share in our vision to grow both of our iconic brands.”

Contacts

Investors

Andrea John, Investor Relations

(905) 339-4940; investor@rbi.com

Media

Patrick McGrade, Corporate Affairs

(905) 339-5815; media@rbi.com

About Restaurant Brands International

Restaurant Brands International Inc. (“RBI”) is one of the world’s largest quick service restaurant companies with over $23 billion in system-wide sales and over 19,000 restaurants in approximately 100 countries and U.S. territories. RBI owns two of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS® and BURGER KING®. These independently operated brands have been serving their respective guests, franchisees and communities for over 50 years. To learn more about RBI, please visit the company’s website at www.rbi.com.

Forward-Looking Statements

This press release includes certain forward-looking statements, which are often identified by the words “may”, “will” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. These forward-looking statements include statements about RBI’s expectations regarding its confidence in its business and its ability to achieve a balanced approach to capital allocation. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and the securities regulatory authorities in each province and territory of Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s ability to successfully implement its domestic and international growth strategy; and risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.

SOURCE Restaurant Brands International Inc.